Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 31, 2021

Supplementing that Certain

INDENTURE

Dated as of March 31, 2021

Among

KKR GROUP FINANCE CO. IX LLC,

THE GUARANTOR PARTIES HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

4.625% Subordinated Notes due 2061

TABLE OF CONTENTS

		PAGE
ARTICLE 1
ISSUANCE OF SECURITIES

Section 1.01.	Issuance of Notes; Principal Amount; Maturity; Title.	2
Section 1.02.	Interest.	3
Section 1.03.	Payment.	4
Section 1.04.	Relationship with Base Indenture.	4
Section 1.05.	Amendments to the Indenture.	4

ARTICLE 2
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01.	Definitions.	4

ARTICLE 3
SECURITY FORMS

Section 3.01.	Form Generally.	9
Section 3.02.	Form of Note.	9
Section 3.03.	Transfer and Exchange of Global Securities.	21

ARTICLE 4
REMEDIES

Section 4.01.	Events of Default.	22
Section 4.02.	Waiver of Past Defaults.	22

ARTICLE 5
REDEMPTION OF SECURITIES

Section 5.01.	Optional Redemption.	23

ARTICLE 6
PARTICULAR COVENANTS

Section 6.01.	Liens.	24
Section 6.02.	Reserved.	25
Section 6.03.	Financial Reports.	25

ARTICLE 7
OPTION TO DEFER INTEREST PAYMENTS.

Section 7.01.	Option to Defer Interest Payments.	26
Section 7.02.	Payment Restrictions During a Deferral Period.	26

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ARTICLE 8
SUPPLEMENTAL INDENTURES

Section 8.01.	Supplemental Indentures without Consent of Holders of Notes.	28
Section 8.02.	Supplemental Indentures with Consent of Holders of Notes.	28

ARTICLE 9
DEFEASANCE

Section 9.01.	Covenant Defeasance.	30

ARTICLE 10
MISCELLANEOUS

Section 10.01.	Execution as Supplemental Indenture.	31
Section 10.02.	Not Responsible for Recitals or Issuance of Notes.	31
Section 10.03.	Separability Clause.	31
Section 10.04.	Successors and Assigns.	31
Section 10.05.	Execution and Counterparts.	32
Section 10.06.	Governing Law.	32
Section 10.07.	FATCA	33
Section 10.08.	Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes.	33

ii

This First Supplemental Indenture, dated as of March 31, 2021 (the “First Supplemental Indenture”), among KKR Group Finance Co. IX LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, having its principal office at 30 Hudson Yards, New York, New York 10001 (the “Company”), the Guarantors party hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Base Indenture (as hereinafter defined) and hereunder (the “Trustee”), supplements that certain Indenture, dated as of March 31, 2021, among the Company, the Guarantors named therein and the Trustee (the “Base Indenture” and subject to section 1.04 hereof, together with this First Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company and the Guarantors have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s unsecured debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture, and the Guarantees thereof by the Guarantors;

Section 901 of the Base Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances; and

The Company desires to create a series of Securities designated as its “4.625% Subordinated Notes due 2061” (the “Notes”) pursuant to the terms of this First Supplemental Indenture.

The Company has duly authorized the execution and delivery of this First Supplemental Indenture and the Notes to be issued from time to time, as provided for in the Indenture.

Each Guarantor has duly authorized its Guarantee of the Notes and to provide therefor each Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture.

All things necessary have been done to make this First Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee under the Indenture and duly issued by the Company, the valid and legally binding obligations of the Company.

All things necessary have been done to make the Guarantees, upon execution and delivery of this First Supplemental Indenture, the valid and legally binding obligations of each Guarantor and to make this First Supplemental Indenture a valid and legally binding agreement of each Guarantor, in accordance with its terms.

ARTICLE 1
Issuance of Securities

Section 1.01. Issuance of Notes; Principal Amount; Maturity; Title.

(a) On March 31, 2021, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes substantially in the form set forth in section 3.02  below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this First Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(b) Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of Securities designated as the “4.625% Subordinated Notes due 2061” of the Company (as amended or supplemented from time to time, that are issued under the Indenture, including both the Initial Notes and the Additional Notes (as defined below), if any, the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Base Indenture.

(c) The Initial Notes to be issued pursuant to the Indenture shall be issued and initially limited in aggregate principal amount to $500,000,000 and shall mature on the Stated Maturity, unless the Notes are redeemed prior to that date as described in Article V. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $500,000,000, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered.

(d) The Company may without the consent of the Holders, issue additional Notes hereunder as part of the same series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP, ISIN and Common Code numbers as the Initial Notes initially issued, but may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date (“Additional Notes”); provided that if any Additional Notes are issued at a price that causes such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the United States Internal Revenue Code of 1986, as amended, and regulations of the United States Department of Treasury thereunder (the “Code”) or if any Additional Notes are not otherwise fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall not have the same CUSIP, ISIN or Common Code number as the Initial Notes.

(e)    The Notes shall be issued only in book-entry form without coupons in minimum denominations of $25 and any multiple of $25 in excess thereof.

Section 1.02.    Interest.

(a)    Subject to applicable law and subject to Article 7 of this Supplemental Indenture, interest on the Notes will accrue at an annual rate equal to 4.625%, from, and including, the date specified on the face of such Note, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date (as defined below), the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

(b)    The Company shall pay interest on the Notes quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an “Interest Payment Date”), commencing July 1, 2021, provided that the final Interest Payment Date of the Notes shall be April 1, 2061.

(c)    Interest shall be paid on each Interest Payment Date to the record Holders of the Notes as of the close of business on the Regular Record Date.

(d)    Amounts due on the Stated Maturity or earlier redemption or repurchase date of the Notes will be payable at the corporate trust office of the Trustee, initially at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Attention: Corporate Finance Group, except as otherwise provided in the Notes. The Company shall make payments of principal, premium, if any, interest or Redemption Price or repurchase price in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Trustee will initially act as Paying Agent for payments with respect to the Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes. All moneys paid by the Company to a Paying Agent for the payment of principal, premium, interest or Redemption Price or repurchase price on Notes which remain unclaimed at the end of two years after such principal, premium, interest or Redemption Price or repurchase price has become due and payable will be repaid to the Company upon request, and the Holder of such Notes thereafter may look only to the Company for payment thereof.

(e)    If any Interest Payment Date, Stated Maturity, earlier redemption date or repurchase date falls on a day that is not a Business Day in The City of New York, the Company shall make the required payment of principal, premium, interest or Redemption Price or repurchase price with respect to the Notes on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity, earlier redemption or repurchase date, as the case may be, to such next succeeding Business Day.

(f)     Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the Notes until paid. References to “interest” include interest accruing on the Notes, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable and in each case to the extent permitted by applicable law.

Section 1.03.   Payment.

All payments of principal of, the Redemption Price or repurchase price (if any) for and interest on the Notes will be payable in U.S. dollars.

Section 1.04.    Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

For purposes of the Notes and this First Supplemental Indenture, the references in Sections 1001 and 1003 of the Base Indenture to “10:00 a.m. (New York City time) on” shall be replaced with “11:00 a.m. (New York City time) on.”

Section 1.05.    Amendments to the Indenture.

(a) the definition of “Business Day” under Section 101 of the Base Indenture shall be amended and restated as follows:

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in New York, New York are authorized or obligated by law, regulation or executive order to close.

ARTICLE 2
Definitions and Other Provisions of General Application

Section 2.01.    Definitions.

For all purposes of this First Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires):

(a)         any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this First Supplemental Indenture;

(b)         the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c)         “including” means including without limitation;

(d)         “dollars” and “$” refer to U.S. dollars; and

(e)         unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

The terms defined in this section 2.01 (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires) for all purposes of this First Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this section 2.01. All other terms used in this First Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force at the date of this First Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this First Supplemental Indenture shall have the meaning assigned to such term in this First Supplemental Indenture.

 “Additional Notes” has the meaning specified in Section 1.01(d).

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary or DTC, in each case to the extent applicable to such transaction and as in effect from time to time.

 “Close of Business” means 5:00 p.m., New York City time.

“Code” has the meaning specified in section 1.01(c).

“Commission” means the Securities and Exchange Commission or any successor entity.

 “Covenant Defeasance” has the meaning specified in Section 9.01(b).

 “Credit Party Jurisdiction” means a jurisdiction where a Credit Party is incorporated or considered to be a resident for tax purposes, if other than the United States.

“DTC” means The Depository Trust Company, a New York corporation.

“Event of Default” has the meaning specified in section 4.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means indebtedness incurred under (i) the Amended and Restated Credit Agreement dated as of December 7, 2018 among Kohlberg Kravis Roberts & Co. L.P. and the KKR Group Partnerships (as defined therein), as borrowers, the other borrowers from time to time party thereto, the lenders party thereto, and HSBC Bank USA, National Association, as administrative agent; (ii) the Third Amended and Restated 5-Year Revolving Credit Agreement dated as of March 20, 2020 among KKR Capital Markets Holdings L.P., certain subsidiaries of KKR Capital Markets Holdings L.P., as borrowers, the lenders party thereto, and Mizuho Bank, Ltd., as administrative agent; and (iii) the 364-Day Revolving Credit Agreement dated as of April 10, 2020 among KKR Capital Markets Holdings L.P. and certain subsidiaries of KKR Capital Markets Holdings L.P., as borrowers, the lenders party thereto, and Mizuho Bank Ltd., as administrative agent, and in the case of each of clauses (i), (ii) and (iii) above, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, notes, debentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that alters the maturity or interest rate thereof, provided that the aggregate principal amount of Existing Indebtedness outstanding at any one time shall not exceed $2.750 billion.

“FATCA Withholding Tax” shall mean any Tax withheld or deducted pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively comparable), any regulations or agreements thereunder or official interpretations thereof, or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law, regulation or other official guidance implementing such an intergovernmental agreement).

“Indebtedness” shall mean (a) any obligation of, or any obligation guaranteed by, the Company or any Guarantor for which such Person is responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against us and whether or not allowed as a claim in bankruptcy or similar proceedings) for (i) indebtedness for money borrowed, (ii) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (iii) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations under “keep-well” agreements required by insurance regulators or (vi) any obligation referred to in (i) through (v) above of other persons secured by any lien on any property or asset of the Credit Parties (to the extent of the value of such property or asset subject to such lien) and (b) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts), swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the Notes or thereafter created, assumed or incurred.

 “Indebtedness Ranking Junior to the Notes” shall mean any Indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Notes (and any Indebtedness Ranking on a Parity with the Notes) in right of payment upon the Company’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Indebtedness Ranking Junior to the Notes, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Notes.

“Indebtedness Ranking on a Parity with the Notes” shall mean Indebtedness, whether outstanding on the date of first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Notes in right of payment upon the Company’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Indebtedness Ranking on a Parity with the Notes, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Notes.

“Initial Notes” means Notes in an aggregate principal amount of up to $500,000,000 initially issued under this First Supplemental Indenture in accordance with section 1.01(c).

“Interest Payment Date” has the meaning specified in Section 1.02(b).

 “KKR Group” means the KKR Group Partnership, the direct and indirect parents (including, without limitation, general partners) of the KKR Group Partnership (the “Parent Entities”), any direct or indirect subsidiaries of the Parent Entities or the KKR Group Partnership, the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the KKR Group (“KKR Fund”) and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a KKR Fund has an investment.

“KKR Group Partnership” means KKR Group Partnership L.P.

“Notes” has the meaning specified in section 1.01(b).

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 7.01 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Notes.

“Permitted Liens” means (a) liens on voting stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of KKR & Co. Inc. (the “Parent”) or is merged into a direct or indirect Subsidiary of the Parent (provided such liens are not created or incurred in connection with such transaction and do not extend to any other Subsidiary), (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) other liens of a similar nature as those described in subclauses (a) and (b) above, and (d) liens granted under Existing Indebtedness.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Prospectus Supplement” means the Company’s prospectus supplement, dated as of March 24, 2021, relating to the Notes.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act, that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes.

“Registrar” means the Security Registrar for the Notes, which shall initially be The Bank of New York Mellon Trust Company, N.A., or any successor entity thereof, subject to replacement as set forth in the Base Indenture.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the 15th calendar day immediately preceding the relevant Interest Payment Date (whether or not a Business Day).

“Relevant Jurisdiction” means the United States, any Credit Party Jurisdiction, and any Successor Person Jurisdiction.

“Senior Indebtedness” shall mean all Indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes, and any deferrals, renewals or extensions of such Senior Indebtedness. Senior Indebtedness does not include obligations to trade creditors created or assumed by the Company or the Guarantors in the ordinary course of business, which will rank pari passu with the Notes in right of payment upon liquidation.

“Stated Maturity” means April 1, 2061.

“Successor Person Jurisdiction” means a jurisdiction where a Successor Person is incorporated or considered to be a resident for tax purposes, if other than the United States.

“Tax Redemption Event” has the meaning specified in Section 5.01(b)(ii).

ARTICLE 3
security forms

Section 3.01.    Form Generally.

(a)       The Notes shall be in substantially the form set forth in section 3.02 of this Article 3, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this First Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistent herewith, be determined by the Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in book-entry form.

(b)       The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(c)       Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities in definitive, book-entry form without interest coupons. Each such Global Security shall be duly executed by the Company, authenticated and delivered by the Trustee and shall be registered in the name of DTC as Depositary, or its nominees, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants.

Section 3.02.    Form of Note.

[FORM OF FACE OF NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED

TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FORM OF 4.625% SUBORDINATED NOTE DUE 2061]

KKR GROUP FINANCE CO. IX LLC

4.625% SUBORDINATED NOTE DUE 2061

No.	Principal Amount $
CUSIP NO. 48253M 104
ISIN NO. US48253M1045

KKR Group Finance Co. IX LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any Successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns,

the principal sum of __________U.S. dollars ($           ), or such other principal amount as shall be set forth in the Schedule of Increases and Decreases in Note attached hereto, on April 1, 2061 (the “Maturity Date”) and to pay interest thereon, from March 31, 2021, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2021, at the per annum rate of 4.625% (the “Note Interest Rate”), until the principal hereof is paid or made available for payment.

For the purposes of this Note, the term “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in New York, New York are authorized or obligated by law, regulation or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day immediately preceding the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note will be made at the Trustee, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments, subject to surrender of such Note at the Trustee, except in the case of installments of interest, by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds U.S. $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing or causing to be mailed a check to such Holder’s registered address.

The Notes constitute the direct, unconditional, unsecured and subordinated general obligations of the Company and shall at all times rank junior in right of payment to all existing and future Senior Indebtedness of the Company, rank equal in right of payment with all existing and future Indebtedness Ranking on a Parity with the Notes of the Company, be effectively subordinated to all existing and future secured Indebtedness of the Company, to the extent of the value of the assets securing such Indebtedness and be structurally subordinated in right of payment to all existing and future Indebtedness, liabilities and other obligations (including policyholder liabilities and other payables) of each Subsidiary of the Company that is not itself the Company.

The Securities are not redeemable prior to the Maturity Date, except as set forth on the reverse of this Note and will not be subject to any sinking fund.

Subject to, and in accordance with as set forth on the reverse of this Note, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Notes.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

KKR Group Finance Co. IX LLC

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:___________

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1.          Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “4.625% Subordinated Notes due 2061” (herein called the “Notes”), issued under a First Supplemental Indenture, dated as of March 31, 2021 (the “First Supplemental Indenture”), to an indenture, dated as of March 31, 2021 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the First Supplemental Indenture, collectively, the “Indenture”), among the Company, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of the Initial Notes Outstanding at any time may not exceed $500,000,000 in aggregate principal amount, except for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. The First Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2.          Optional Redemption. (a) In the manner and under the circumstances set forth in the Indenture, the Company may, at its option, redeem the Notes on notice given not more than 60 days nor less than 15 days prior to such date of redemption in increments of $25 principal amount:

(i)          in whole at any time or in part from time to time on or after April 1, 2026, at a Redemption Price equal to the principal amount of any Notes being redeemed plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Notes must remain outstanding after giving effect to such redemption;

(ii)          in connection with a Tax Redemption Event as provided under Section 5.01(b) in the Indenture; or

(iii)          in whole, but not in part, at any time prior to April 1, 2026, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest (including compounded interest, if any) to but excluding the date of redemption.

(b)         If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the procedures of the depository. The Notes and portions of Notes will be selected in amounts of $25 and multiples of $25 in excess of $25. If the Notes are held in definitive form, the Trustee will so select by lot.

(c)         The Company shall give the Trustee notice of the Redemption Price with respect to any redemption pursuant to the preceding paragraph as soon as practicable after the calculation thereof and the Trustee shall have no responsibility for such calculation.

(d)         Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

3.          Option to Defer Interest Payments. Subject to, and in accordance with, the Indenture, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Notes.

4.          Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

5.          Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal so declared due and payable, all obligations of the Company in respect of the payment of the principal of and interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes, it being understood and intended that no one or more of such

Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed or provided for herein.

6.          Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7.          Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the

Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes (except as otherwise provided in the Indenture), whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

8.          Guarantee. As expressly set forth in the Base Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed, on a subordinated basis, by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Base Indenture.

9.          Governing Law. THE INDENTURE, THIS SECURITY AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE COMPANY, THE GUARANTORS AND THE TRUSTEE AGREE THAT ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, AND THE COMPANY, THE GUARANTORS AND HOLDERS OF THE SECURITIES AGREE THAT ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE SECURITIES, MAY BE INSTITUTED, BROUGHT AND ENFORCED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR, OTHER THAN WITH RESPECT TO A CAUSE OF ACTION ARISING UNDER THE SECURITIES ACT, IF SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, THE SUPREME COURT OF NEW YORK COUNTY (COMMERCIAL DIVISION) IN THE STATE OF NEW YORK OF THE STATE OF NEW YORK), WHICH WILL BE THE EXCLUSIVE FORUM FOR ANY SUCH ACTIONS, SUITS OR PROCEEDINGS, EXCEPT THAT ANY ACTION, SUIT OR PROCEEDING ASSERTING A CAUSE OF ACTION ARISING UNDER THE EXCHANGE ACT MAY ALSO BE BROUGHT AND ENFORCED IN ANY FEDERAL DISTRICT COURT OF THE UNITED STATES, WHICH WILL BE THE EXCLUSIVE FORUM FOR SUCH ACTIONS, SUITS OR PROCEEDINGS. HOLDERS OF THE SECURITIES WILL BE DEEMED TO HAVE CONSENTED TO THE JURISDICTION OF SUCH COURTS AND HAVE WAIVED ANY OBJECTION THAT SUCH COURTS REPRESENT AN INCONVENIENT FORUM FOR ANY SUCH SUIT, ACTION OR PROCEEDING.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)
TEN ENT (= tenants by the entireties (Cust))
JT TEN (= joint tenants with right of survivorship and not as tenants in common)
UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

[SCHEDULE OF INCREASES AND DECREASES IN NOTE
KKR GROUP FINANCE CO. IX LLC

4.625% Subordinated Note due 2061

The initial principal amount of this Note is $                             . The following increases or decreases in this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized officer of Trustee][1]

1 Insert for Global Securities only

Section 3.03.    Transfer and Exchange of Global Securities.

(a)         The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in the Indenture and in the Global Security) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Security to another Global Security shall deliver to the Security Registrar a duly completed Assignment Form in the form attached to the Global Security, any applicable certifications or opinions required by the Assignment Form and a written order given in accordance with the Applicable Procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Security. The Security Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred.

(b)         If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Security Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Security Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred.

ARTICLE 4
Remedies

Section 4.01.    Events of Default.

(a)         “Event of Default” means, wherever used herein with respect to the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)          an Event of Default pursuant to Section 501 of the Base Indenture;

(ii)          the Company’s failure to pay any interest, including compounded interest, on the Notes when due and payable after taking into account any Optional Deferral Period, continued for 30 days; or

(iii)          the Company’s failure to pay the Redemption Price when due in connection with a Tax Redemption Event or a Rating Agency Event.

(b)         If the Company does not give a timely written notice of its election to commence or continue a deferral period and fails to pay interest when due, any holder of Notes may seek to enforce its obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an Event of Default as described above.

(c)         If the Company gives a timely written notice of its election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no default arises from the Company’s non-payment of interest on such interest payment date.

Section 4.02.    Waiver of Past Defaults.

(a)         Section 512 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 512 in the Base Indenture shall instead be deemed to refer to this Section 4.02.

(b)         The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder with respect to the Notes and its consequences, except a default

(i)          in the payment of the principal of or interest on any Note; or

(ii)          in respect of a covenant or provision hereof or of the Base Indenture which under Article 8 hereof or under Article IX of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected, provided that there had been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such default or Event of Default.

(c)          Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this First Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE 5
Redemption of Securities

Section 5.01.    Optional Redemption.

(a)          The Company may, at its option, redeem the Notes on notice given not more than 60 days nor less than 15 days prior to such date of redemption in increments of $25 principal amount:

(i)          in whole at any time or in part from time to time on or after April 1, 2026, at a Redemption Price equal to the principal amount of any Notes being redeemed plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Notes must remain outstanding after giving effect to such redemption;

(ii)          as provided below under Section 5.01(b); or

(iii)          in whole, but not in part, at any time prior to April 1, 2026, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest (including compounded interest, if any) to but excluding the date of redemption.

(b)         Tax Redemption. (i) If a Tax Redemption Event occurs prior to the maturity date of the Notes, the Company may redeem the Notes, in whole but not in part, within 120 days of the occurrence of a Tax Redemption Event at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

(ii)          “Tax Redemption Event” means that the Company will have received an opinion of counsel of recognized standing with respect to U.S. federal income tax matters or an opinion of a “Big Four” accounting firm (or successor thereto) that, in each case, is experienced in such matters to the effect that, as a result of any:

(A)          amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws or regulations of the

United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Notes;

(B)          proposed change in those laws or regulations that is announced after the initial issuance of the Notes;

(C)          official administrative pronouncement (including a private letter ruling, notice, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations enumerated in the preceding bullet points, by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Notes; or

(D)          threatened challenge asserted in connection with an audit of us, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against us or becomes publicly known on or after the initial issuance of the Notes;

there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Notes is not, or within 365 days of the date of the opinion will not be, deductible by the Company in whole or in part, for U.S. federal income tax purposes.

(c)         If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the procedures of the depository. The Notes and portions of Notes will be selected in amounts of $25 and multiples of $25 in excess of $25. If the Notes are held in definitive form, the Trustee will so select by lot.

(d)         The Company shall give the Trustee notice of the Redemption Price with respect to any redemption pursuant to the preceding paragraph as soon as practicable after the calculation thereof and the Trustee shall have no responsibility for such calculation.

(e)         Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

ARTICLE 6
Particular Covenants

Section 6.01.    Liens.

The Credit Parties shall not create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage, lien or other encumbrance

(other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries, without providing that the Notes (together with, if the Credit Parties shall so determine, any other indebtedness of, or guarantee by, the Credit Parties ranking equally with the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities. This Section 6.01 shall not limit the ability of the Credit Parties to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of their respective Subsidiaries.

Section 6.02.    Reserved.

Section 6.03.    Financial Reports.

(a)         Section 704 of the Base Indenture shall apply to the reports, information, and documents delivered under this Section 6.03.

(i)          For so long as the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide (or cause its Affiliates to provide) to the Trustee, unless available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system) (“EDGAR”), within 15 days after the Parent files the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Parent may file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. The Trustee may conclusively presume, and shall incur no liability in such presumption, that the Parent has not filed any such reports, information, documents and other reports with the Commission that are not available on EDGAR unless and until it shall have received written notice from the Company to the contrary.

(ii)          Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officer’s Certificate). The Trustee shall have no obligation to determine if and when the Company’s information is available on EDGAR and the Trustee shall have no obligation to obtain any reports that are posted on EDGAR.

ARTICLE 7
Option To Defer Interest Payments.

Section 7.01.    Option to Defer Interest Payments.

(a)         So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, on one or more occasions, defer interest payments on the Notes for one or more Optional Deferral Periods of up to five consecutive years, provided that no Optional Deferral Period shall extend beyond April 1, 2061, any earlier accelerated maturity date arising from an Event of Default or any other earlier repurchase or redemption of the Notes.

(b)         During any Optional Deferral Period, interest shall continue to accrue on the Notes, and deferred interest payments shall accrue additional interest at the then applicable interest rate on the Notes, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. During any Optional Deferral Period, the Company shall be prohibited from paying current interest on the Notes until all accrued and unpaid deferred interest plus any accrued interest thereon has been paid. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Notes until the end of such Optional Deferral Period except upon an acceleration, repurchase or redemption of the Notes during such deferral period.

(c)         At the end of five years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon if it has not been paid before that time. If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Notes, including compounded interest, the Company may again defer interest payments on the Notes pursuant to this Section 7.01.

(d)         The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Notes at least one Business Day and not more than 60 Business Days before the next Interest Payment Date.

Section 7.02.    Payment Restrictions During a Deferral Period.

(a)         After the commencement of an Optional Deferral Period, until all accrued and unpaid interest on the Notes has been paid, the Company and the Guarantors will not:

(i)          declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s or the Guarantors’ equity interests (which includes common and preferred stock);

(ii)          make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes; or

(iii)          make any guarantee payments with respect to any guarantee by the Company or any Guarantor of any securities of any of their respective subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the Notes.

None of the foregoing, however, shall restrict:

(i)          pro rata distributions of cash in respect of income tax liabilities pursuant to the organizational documents of the Company and KKR Group Partnership, as such documents were in effect as of the closing of the offering of the Notes;

(ii)          dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Company’s or the Guarantors’ equity interests where the dividend equity interests or equity interests issuable upon exercise of such options, warrants or other rights is the same equity interests as that on which the dividend or distribution is being paid or ranks equally with or junior to such equity interests;

(iii)          any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of equity interests under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

(iv)          as a result of a reclassification of any series or class of the Company’s or the Guarantors’ equity interests or the exchange or conversion of one class or series of the Company’s or the Guarantors’ equity interests for or into another class or series of the Company’s or the Guarantors’ equity interests;

(v)          the purchase of fractional interests in shares of the Company’s or the Guarantors’ equity interests pursuant to an acquisition or the conversion or exchange provisions of such equity interests or the security being converted or exchanged;

(vi)          purchases or acquisitions, including the net settlement, of shares of the Company’s or the Guarantors’ equity interests in connection with any employment contract, benefit plan, equity incentive plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or satisfaction of the Company’s and the Guarantors’ obligations under any dividend reinvestment plan or director, officer, agent, consultant or employee stock purchase plans;

(vii)          any exchange, redemption or conversion of any class or series of the Company’s or the Guarantors’ equity interests, or the equity interests of one of their respective subsidiaries, for any other class or series of the Company’s or the Guarantors’ equity interests, or of any class or series of their respective Indebtedness for any class or series of equity interests;

(viii)          purchases or acquisitions of shares of the Company’s or the Guarantors’ equity interests in connection with satisfaction of the Company’s or the Guarantors’ obligations under any contract or security entered into before and not entered into in anticipation of the commencement of the optional deferral period in compliance with the terms of the Indenture;

(ix)          payment of current or deferred interest on the Company’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes made pro rata to the amounts due on such Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes and the Notes and (ii) payment of principal or current or deferred interest on the Company’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes that, if not made, would cause a breach of the terms of the instrument governing such Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes;

(x)          transfers to effect the exchange of direct or indirect interests in KKR Group Partnership for securities of the Parent or payments in cash as provided in the equity awards therefor; and

(xi)          distributions of carried interest by KKR Group Partnership to KKR Associates Holdings LP pursuant to the organizational documents of KKR Group Partnership, as such document was in effect as of the closing of the offering of the Notes.

Notwithstanding the foregoing, the terms of the Notes will not restrict in any manner the ability of any of the Parent’s subsidiaries to pay dividends or make any distributions to the Parent or to any of the Parent’s other subsidiaries.

ARTICLE 8
Supplemental Indentures

Section 8.01.    Supplemental Indentures without Consent of Holders of Notes.

For the purposes of the Base Indenture and this First Supplemental Indenture, no amendment to cure any ambiguity, defect or inconsistency in this First Supplemental Indenture, the Base Indenture or the Notes made solely to conform this First Supplemental Indenture, the Base Indenture or the Notes to the Description of the Notes contained in the Company’s Prospectus Supplement to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this First Supplemental Indenture, the Base Indenture or the Notes, shall be deemed to adversely affect the interests of the Holders of any Notes.

Section 8.02.    Supplemental Indentures with Consent of Holders of Notes.

(a)         Section 902 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 902 in the Base Indenture shall instead be deemed to refer to this Section 8.02.

(b)          With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(i)          change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note;

(ii)          reduce the principal amount of any Note which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Base Indenture, or reduce the rate of or extend the time of payment of interest on any Note;

(iii)          modify the subordination provisions of the Notes in any manner adverse to the Holders;

(iv)          reduce any premium payable upon the redemption of or change the date on which any Note may or must be redeemed;

(v)          change the coin or currency in which the principal of or premium, if any, or interest on any Note is payable;

(vi)          change the date on which any Note may or must be redeemed;

(vii)          impair the right of any Holder to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or a repurchase price payment date, as applicable);

(viii)          reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for modification or amendment of this First Supplemental Indenture or the Base Indenture or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Base Indenture or this First Supplemental Indenture or certain defaults thereunder and hereunder and their consequences) provided for in the Base Indenture and this First Supplemental Indenture;

(ix)          modify any of the provisions of this Section 8.02 or Section 512 or Section 1005 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to the “Trustee” and concomitant changes in this Section 8.02 and Section 1005 of the Base Indenture, or the deletion of this proviso, in accordance with the requirements of Sections 611 and 901(7) of the Base Indenture;

(x)          modify the terms of any Guarantee in a manner adverse to the Holders of the Notes; or

(xi)          modify clauses (a) through (j) above.

(c)         It shall not be necessary for any Act of Holders under this Section 8.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

(d)         A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities other than the Notes, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of the Notes.

(e)         In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, and subject to and in accordance with the provisions of Section 1005 of the Base Indenture, waive compliance with the Credit Parties’ covenants described under Sections 6.01 and 6.03 of this First Supplemental Indenture and Article VIII and Section 1402 of the Base Indenture (other than any covenant, a modification to which under clause (e) of this Section 8.02 would require the consent of the Holder of each Outstanding Note affected thereby).

ARTICLE 9
Defeasance

Section 9.01.    Covenant Defeasance.

(a)         Section 1303 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 1303 in the Base Indenture shall instead be deemed to refer to this Section 9.01.

(b)         Upon the Company’s exercise of its option, if any, to have Section 1303 of the Base Indenture applied to the Notes, or if Section 1303 of the Base Indenture shall otherwise apply to the Notes, (1) the Company and the Guarantors shall be released from their respective obligations and any covenants provided pursuant to Article 6 of this First

Supplemental Indenture and Section 301(18), Section 801, Section 901(1) or Section 901(12) and Article XIV of the Base Indenture for the benefit of the Holders of the Notes and (2) the occurrence of any event specified in Section 501(4) and Section 501(8) shall be deemed not to be or result in an Event of Default, in each case with respect to the Notes and the related Guarantees as provided in Section 1303 of the Base Indenture on and after the date the conditions set forth in Section 1304 of the Base Indenture are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes and Guarantees thereof, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section, whether directly or indirectly by reason of any reference elsewhere herein or in the Base Indenture to any such Section or by reason of any reference in any such Section to any other provision herein or in the Base Indenture or in any other document, but the remainder of the Base Indenture, this First Supplemental Indenture and such Notes and Guarantees thereof shall be unaffected thereby.

ARTICLE 10
Miscellaneous

Section 10.01.  Execution as Supplemental Indenture.

This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this First Supplemental Indenture forms a part thereof.

Section 10.02.  Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 10.03.  Separability Clause.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.04.  Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 10.05.  Execution and Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this First Supplemental Indenture or any  document to be signed in connection with this First Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 10.06.  Governing Law.

This First Supplemental Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York. The Company, the Guarantors and the Trustee agree that any legal suit, action or proceeding arising out of or relating to the Indenture, and the Company, the Guarantors and Holders of the Notes agree that any legal suit, action or proceeding arising out of or relating to the Notes, may be instituted, brought and enforced in the United States District Court for the Southern District of New York (or, other than with respect to a cause of action arising under the Securities Act, if such court does not have jurisdiction over such action, suit or proceeding, the Supreme Court of New York County (Commercial Division) in the State of New York of the State of New York), which will be the exclusive forum for any such actions, suits or proceedings, except that any action, suit or proceeding asserting a cause of action arising under the Exchange Act may also be brought and enforced in any federal district court of the United States, which will be the exclusive forum for such actions, suits or proceedings. Holders of the Notes will be deemed to have consented to the jurisdiction of such courts and have waived any objection that such courts represent an inconvenient forum for any such suit, action or proceeding.

Section 10.07.  FATCA

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law (and shall timely pay the amounts so withheld or deducted to the applicable governmental authority) for which The Bank of New York Mellon shall not have any liability, except in cases of gross negligence or willful misconduct. Each of the Company and the Trustee agrees to reasonably cooperate and, at the reasonable request of the other, to provide the other with such information as each may have in its possession that is necessary to enable the determination of whether any payments hereunder are subject to FATCA Withholding Tax.

Section 10.08.  Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes.

Each Holder of the Notes will, by accepting the Notes or a beneficial interest therein, agree and shall be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute Indebtedness, and will treat the Notes as Indebtedness, for all U.S. federal, state and local tax purposes.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

KKR Group Finance Co. IX LLC

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

KKR & Co. Inc.

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

KKR Group Partnership L.P.

By:	KKR Group Holdings Corp., as its general partner

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Manjari Purkayastha
	Name:	Manjari Purkayastha
	Title:	Vice President

[Signature Page to First Supplemental Indenture]